Exhibit 99.1

NEWS RELEASE
For Release: Thursday, July 19, 2007, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SECOND QUARTER

NET REVENUE UP 21% TO RECORD $13.2 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today reported financial results for the second quarter ended June 30, 2007. Highlights of the second quarter and other recent events include:

•	Achieved record net revenue of $13.2 million, up 21% from $10.9 million in the second quarter of 2006.
•	Achieved record net income of $695,000, or $0.04 per diluted share compared to a loss in the second quarter of 2006 of $653,000.
•	Achieved positive cash flow of $1,041,000 during the second quarter, the third consecutive quarter of positive cash flow.
•	Converted all U.S. endovenous laser sales to the Vari-Lase® Bright Tip fiber, resulting in excellent clinical response and a 14% sequential increase in quarterly net sales of vein products.
•	Launched three new products -- the Guardian™ hemostasis valve, Pronto™ 035 extraction catheter and Gopher™ support catheter -- in the United States in July.
•	Re-affirmed annual revenue guidance of between $52 million and $54 million in 2007, and annual adjusted earning guidance of between $0.11 and $0.15 per share.

The second quarter of 2007 represented the fourteenth consecutive quarter of record net revenue, with approximately 90% of net revenue in the second quarter resulting from products Vascular Solutions has internally developed and launched since 2003.

Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: “The second quarter was simply an outstanding quarter for Vascular Solutions. The combination of excellent growth in sales of our hemostat products along with the smooth transition to the Bright Tip in response to Diomed’s patent litigation and continued management of expenses resulted in top line and bottom line results that were at the top end of our guidance. With three new product launches and expected continued improvement in our sales force performance in the second half of 2007, we are optimistic about continuing our 20% plus quarterly sales growth for the foreseeable future.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $6.9 million during the second quarter, an increase of 25% over the second quarter of 2006. “The largest contributor to growth in hemostat products was $725,000 in sales of Thrombi-Pad™ and Thrombi-Gel® hemostats to King Pharmaceuticals for their initial launch of these products. With our new 10-year thrombin supply agreement in place, in the second quarter we also resumed our U.S. sales force emphasis on the D-Stat Dry, resulting in a 6% increase sales of the D-Stat Dry over the second quarter of 2006. D-Stat Flowable sales also continued to increase in the second quarter with the benefit of the FDA-approved indication for its use in pacemaker and ICD pockets,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto aspiration catheter) were $2.7 million in the second quarter, an increase of 15% over the second quarter of 2006. “Reflecting our continued geographic expansion, international sales of the Pronto increased by 54% in the second quarter over the second quarter of 2006,” commented Mr. Root. “Looking forward, we have now received 510(k) clearance with the FDA for the launch of our much larger 035 version of the Pronto, and we are beginning early U.S. clinical evaluations of the 035 version in July. We also have completed development of two additional line extensions within our extraction catheter product line which we expect to launch by the end of 2007,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $2.0 million in the second quarter, an increase of 24% over the second quarter of 2006. “The launch of the Bright Tip fiber has gone very well, with over 4,000 fibers sold to over 150 U.S. vein accounts since it was launched on April 11,” commented Mr. Root. “We are hopeful that we will soon be completed with the required responses to Diomed’s legal maneuvering concerning our U.S. sales of Vari-Lase products, and we are comfortable in our ability to continue sales of our full range of Vari-Lase products in response. With respect to the separate VNUS Medical patent litigation concerning the Vari-Lase products, trial is scheduled to begin on October 29 in Northern California, with Diomed and AngioDynamics as co-defendants. We continue to believe in the validity of our defenses to the VNUS litigation and our preparation for dealing with the range of outcomes possible in any litigation,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Skyway® support catheters), were $872,000 in the second quarter of 2007, an increase of 3% over the second quarter of 2006. “With the renewed emphasis on the D-Stat Dry and the launch of the Vari-Lase Bright Tip, our specialty catheter product line was a lower emphasis product line in the second quarter,” commented Mr. Root. “We believe the July launch of our newest specialty catheter, the Gopher™ support catheter, will resume our growth in specialty catheters,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $562,000 in the second quarter, an increase of 52% over the second quarter of 2006. “At our U.S. sales meeting held last week we launched our newest access product, the Guardian hemostasis valve that is manufactured by Zerusa Limited and exclusively distributed in the U.S. by Vascular Solutions. We are pleased with the early response and are very optimistic about the sales potential of this new access product, starting in the third quarter,” Mr. Root added.

Overall gross margin across all product lines was 66.8% in the second quarter of 2007, in line with expectations and consistent with 66.6% in the second quarter of 2006. Based on projected selling mix across products, including expected sales of Thrombi-Pad and Thrombi-Gel to King and planned manufacturing cost improvements, aggregate gross margins on product sales for the remainder of 2007 are expected to be in the range of 66% to 68%.

Net income for the second quarter was $695,000 or $0.04 per share, compared to a net loss of $653,000 or $0.04 per share in the second quarter of 2006. During the second quarter of 2007 the company accrued $15,000 in estimated expenses relating to the Diomed litigation, $18,000 in thrombin qualification expenses and $373,000 of stock-based compensation expense. As adjusted (excluding the litigation expenses, thrombin qualification expenses and stock-based compensation expense, and assuming a fully-taxed rate of 39%) net income was $691,000 or $0.04 per fully diluted share in the second quarter of 2007, increasing from adjusted net income of $375,000 or $0.02 per fully diluted share in the second quarter of 2006. The second quarter of 2007 was the company’s tenth successive quarter with adjusted net income.

Regarding future revenue and income guidance, net revenue for the third quarter is expected to be between $13.0 million and $13.2 million, an increase of approximately 20% over the third quarter of 2006. Corresponding adjusted net income in the third quarter is expected to be between $0.01 and $0.02, reflecting the expected temporary shift in revenue related to the agreements with King from higher margin product sales in the second quarter to lower margin collaboration revenue related to the pre-clinical and clinical work for new indications of these products in the third quarter. Guidance for net revenue and adjusted net earnings for the entire 2007 remains unchanged at between $52 million and $54 million and $0.11 and $0.15, respectively. “We are very pleased with our results in the second quarter, and we continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual revenue in 2010,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of the company’s web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, August 2, 2007 by dialing 1-800-642-1687 and entering conference ID #5961349. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Thursday, August 2, 2007. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net revenue	$13,228	$10,911	$25,382	$20,863
Cost of goods sold (1)	4,389	3,647	8,318	6,847
Gross profit	8,839	7,264	17,064	14,016

Operating expenses:
Research and development (1)	1,346	1,026	2,839	2,024
Clinical and regulatory (1)	751	618	1,511	1,200
Sales and marketing (1)	4,851	4,276	9,613	8,675
General and administrative (1)	1,198	1,001	2,146	1,888
Litigation	15	—	5,690	—
Thrombin qualification	18	952	129	1,621
Amortization of purchased technology	—	18	—	73

Operating income (loss)	660	(627)	(4,864)	(1,465)

Interest expense	(41)	(54)	(85)	(102)
Interest income	107	28	198	59
Income (loss) before tax	$726	$(653)	$(4,751)	$(1,508)

Income taxes	31	—	88	—
Net income (loss)	$695	$(653)	$(4,839)	$(1,508)

Net income (loss) per share - basic	$0.05	$(0.04)	$(0.32)	$(0.10)
Weighted average shares used in calculating - basic	15,181	14,876	15,138	14,830
Net income (loss) per share - diluted	$0.04	$(0.04)	$(0.32)	$(0.10)
Weighted average shares used in calculating - diluted	15,862	14,876	15,138	14,830

(1) Includes stock-based compensation charges of:
Costs of goods sold	$33	$31	$70	$69
Research and development	46	50	88	100
Clinical and regulatory	20	22	43	49
Sales and marketing	82	101	178	232
General and administrative	192	112	280	179
	$373	$316	$659	$629

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$4,287	$2,557
Restricted cash	5,473	—
Accounts receivable, net	7,182	6,524
Inventories	7,425	7,232
Prepaid expenses	617	792
Total current assets	24,984	17,105
Property and equipment, net	3,882	3,669
Intangible assets, net	193	193
Total assets	$29,059	$20,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$11,753	$5,633

Total long-term liabilities	6,468	867

Shareholders’ equity:
Total shareholders’ equity	10,838	14,467
Total liabilities and shareholders’ equity	$29,059	$20,967

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin, litigation and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate.

On October 18, 2004, the company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the company’s hemostatic products. The company has incurred approximately $4.7 million of operating expenses, $1.0 million of capital equipment purchases and $1.3 million of inventory purchases under this thrombin qualification project through June 30, 2007. The company does not expect to incur any material additional operating expenses under this thrombin qualification project during the remainder of 2007. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4,100,000 with respect to Vascular Solutions’ activities. The company has filed for an appeal on the verdict. Through the quarter ended June 30, 2007 the company has accrued $5,690,000 as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11 and pre-judgment interest. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expenses from adjusted net income.

Beginning January 1, 2006 the company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. Through the second quarter of 2007 the company incurred stock-based compensation expense of $659,000.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation and thrombin qualification expenses as well as the related thrombin inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the Vari-Lase endovenous laser product line for the treatment of varicose veins, the D-Stat Dry hemostatic bandage for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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